                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)        April 25, 1997
                                                --------------------------------

                          UC TELEVISION NETWORK CORP.
--------------------------------------------------------------------------------

         Delaware                0-199999                    13-3557317
--------------------------------------------------------------------------------
(state of other jurisdiction    (Commission                 (IRS Employer
      of incorporation)         File Number)                Identification No.)

             645 Fifth Avenue-East Wing, New York, New York 10022
--------------------------------------------------------------------------------
                         (Address of principal office)


Registrant's telephone number, including area code     (212) 888-0617
                                                  ------------------------------

--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)



Item 1.  Changes in Control of Registrant
         --------------------------------

     Pursuant to a Purchase Agreement dated April 25, 1997 (the "Purchase Agreement") between UC Television Network Corp. (the "Company") and U-C Holdings, L.L.C., a Delaware limited liability company (the "Purchaser"), the Company issued to the Purchaser on April 25, 1997 (the "Closing Date") 29,090,909 shares of the Company's common stock, $0.001 par value per share (the "Common Stock") and a warrant to purchase an additional 3,863,662 shares of the Company's Common Stock and the Purchaser acquired rights pursuant to certain Equity Protection Agreements to protect its equity ownership interest from dilution upon the exercise by third parties of options or warrants to acquire Company Common Stock (such Common Stock, Warrant and rights pursuant to the Equity Protection Agreements are referred to herein collectively as the "Purchased Securities") for a total purchase price of $16,200,000 (the "Purchase Price"). The purchase price per share of the Common Stock was $.55 and the exercise price per share of the warrant is $.55 per share. As of the Closing Date, there were issued and outstanding 40,075,766 shares of Common Stock of the Company, 29,090,909 of which were beneficially owned by the Purchaser, representing approximately 72.6% of the outstanding shares of the Company's Common Stock. The warrant purchased by the Purchaser on the Closing Date entitles the Purchaser to purchase an additional 3,863,662 shares of the Company's Common Stock. The warrant is exercisable after April 25, 1999 (subject to certain acceleration provisions) and terminates on April 25, 2004.

     Pursuant to the Purchase Agreement, the Purchaser, the Company and LaSalle National Bank, as escrow agent, entered into an escrow agreement on the Closing Date (the "Escrow Agreement") pursuant to which the Company placed the Purchase Price into escrow and, following issuance of the Purchased Securities to the Purchaser, the Purchaser placed the Purchased Securities in escrow. The Purchaser paid the Purchase Price by the payment of $29,090.91 in cash and a promissory note payable to the Company in the amount of $16,170,909.09 (the "Note"). The Note provides that it shall be due and payable immediately upon release of the Purchased Securities from escrow. The Purchaser's source of funds for payment of the Purchase Price is contributions of capital by its members.

     The Purchased Securities held in escrow were issued on the Closing Date and are outstanding securities of the Company. The Purchaser is entitled to cast any vote or give any consent or waiver with respect to the Purchased Securities prior to their release from escrow. The Purchased Securities shall be released from escrow to the Purchaser and the cash and the Note shall be released to the Company following satisfaction of certain conditions set forth in the Escrow Agreement, including the release, waiver or termination of a certain right of first refusal previously granted by the Company to an investment banking firm with regard to the issuance of capital stock of the Company. If the conditions specified in the Escrow Agreement to the release from escrow are not timely satisfied and the Purchaser delivers instructions to the Escrow Agent, the Escrow Agent will release the cash and the Note to the Purchaser and the Purchased Securities to the Company, and all transactions contemplated by the Purchase Agreement (including the appointment of new directors) shall be rescinded.

     By virtue of Holdings' ownership of the Purchased Securities, Holdings has the voting power to elect all members of the Company's Board of Directors. Pursuant to the Limited Liability Company Agreement of Holdings, dated April 25, 1997, among the members of Holdings, the members of Holdings agreed that Willis Stein & Partners, L.P., as the Managing Member, and each other member of Holdings shall cause Holdings to vote all voting securities of the Company over which Holdings has voting control so that the following individuals shall be elected to the Company's Board of Directors: (i) two representatives designated by Willis Stein & Partners, L.P., who shall initially be Avy H. Stein and Beth
F. Johnston; (ii) Jason Elkin, Joseph D. Gersh and John T. Dobson III, so long as each such individual is employed by the Company; and (iii) up to six additional representatives designated by Willis Stein & Partners, L.P., who shall initially include C. Thomas McMillon. Pursuant to the Purchase Agreement, two of the Company's four directors, Edward S. McLaughlin and Edward Weinberger, resigned as directors of the Company effective April 24, 1997. The two remaining directors, Peter Kauff and Stephen Roberts, appointed five new members to the Board of Directors as provided in the Purchase Agreement. The five new members are Jason Elkin, Joseph D. Gersh, John T. Dobson, III, Avy H. Stein and Beth Johnston. The new directors were appointed on the Closing Date, with the effective date of their taking office to be a date which is ten (10) days after the filing with the Securities and Exchange Commission (the "Commission") and mailing to the Company's shareholders of a Schedule 14F-1 Information Statement (the "Schedule 14F-1") describing the transactions consummated pursuant to the Purchase Agreement or such later date as the notice period required by the Commission expires. The Company filed the Schedule 14F-1 with the Commission and mailed it to shareholders on May 1, 1997.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


May 5, 1997                      UC TELEVISION NETWORK CORP.


                                 By:    /s/ Peter Kauff
                                    ----------------------------
                                     Peter Kauff
                                     Chairman of the Board and
                                     Chief Executive Officer

                                      -2-